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                                BAKER BOTTS LLP
                                One Shell Plaza
                                 910 Louisiana
                           Houston, Texas 77002-4995

May 4, 2001

                                                                     Exhibit 5.1

Hydril Company
3300 North Sam Houston Parkway East
Houston, Texas  77032-3411

Gentlemen:

          As set forth in the Registration Statement (the "Registration Statement") on Form S-1 (Registration No. 333-59748) filed by Hydril Company, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Company's common stock, par value $.50 per share (the "Common Stock"), certain legal matters in connection with the Common Stock are being passed upon for the Company by us. The Registration Statement relates to the offering of an aggregate of 5,234,616 shares of Common Stock (the "Shares"), consisting of 4,551,840 Shares to be sold by the selling stockholders identified in the Registration Statement (the "Selling Stockholders"), together with up to 682,776 shares of the Common Stock (the "Additional Shares"), that may be sold by the Selling Stockholders, pursuant to the underwriters' over-allotment option as described in the Registration Statement. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

          We understand that the Shares and any Additional Shares are to be sold pursuant to the terms of an underwriting agreement in substantially the form to be filed as Exhibit 1.1 to the Registration Statement.

          In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation"), the Amended and Restated Bylaws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

          Based on our examination as aforesaid, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
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BAKER BOTTS LLP

Hydril Company                          2                          May 4, 2001


          2. The Shares and the Additional Shares have been duly authorized by all necessary corporate action on the part of the Company, and are validly issued, fully paid and nonassessable.

          The opinions set forth above are limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal securities laws, each as in effect on the date hereof.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Baker Botts L.L.P.